As filed with the Securities and Exchange Commission on May 4, 2015.

Registration No. 333-203086

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MULTIVIR INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	27-1253400
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

410 Pierce Street, Suite 325

Houston, Texas 77002

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert E. Sobol, M.D.

Chief Executive Officer

410 Pierce Street, Suite 325

Houston, Texas 77002

(832) 431-3555

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Herbert P. Fockler Andrew D. Hoffman Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Nicholas Puro President, Chief Operating Officer and Chief Financial Officer 410 Pierce Street, Suite 325 Houston, Texas 77002 (832) 431-3555	John T. McKenna Divakar Gupta Charles S. Kim Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement (File No. 333-203086) is being filed solely to file Exhibits 1.1, 5.1 and 23.2 and to update the Exhibit Index accordingly. No changes have been made to the Prospectus which forms a part of the Registration Statement. Accordingly, it has been omitted.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, upon the completion of this offering. All amounts shown are estimates except for the SEC registration fee, NASDAQ listing fee and FINRA filing fee.

Item	Amount
SEC registration fee	$8,606
FINRA filing fee	11,609
NASDAQ listing fee	125,000
Printing and engraving	340,000
Legal fees and expenses	1,450,000
Accounting fees and expenses	650,000
Blue sky fees and expenses (including legal fees)	30,000
Transfer agent and registrar fees	3,000
Miscellaneous	481,785

Total	$3,100,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

Upon the completion of this offering, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation will include provisions that eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors, excluding liability for any breach of the duty of loyalty and upon certain other circumstances.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated certificate of incorporation and amended and restated bylaws of the Registrant generally will provide that:

•

The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The Registrant will not be obligated pursuant to the amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•

The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

Since January 1, 2012, the Registrant has issued the following unregistered securities, after giving effect to the 1-for-1.5 reverse stock split of the Registrant’s common stock which was effected by the Registrant in April 2015:

Promissory Notes, Common Stock and Warrants

The Registrant sold an aggregate of $3,736,783 in promissory notes to its controlling stockholder, Pope Investments II, LLC, or Pope, since January 1, 2012. Some of these promissory notes bore interest at a rate of 1% per annum; the remainder were interest-free. All unpaid principal and accrued interest on the promissory notes was due and payable on demand by the lender.

The Registrant subsequently entered into a note conversion agreement with Pope, pursuant to which the outstanding balance of all promissory notes issued to Pope, including promissory notes issued prior to January 1, 2012, together with all accrued and unpaid interest were converted into an aggregate of 3,580,627 shares of the Registrant’s common stock.

The Registrant entered into a credit facility agreement with Pope pursuant to which the Registrant may borrow an aggregate of $10 million in exchange for the issuance of (x) promissory notes with an annual interest rate of 6% per annum and (y) warrants to purchase the Registrant’s common stock. As of April 22, 2015, the Registrant has issued an aggregate of $0.8 million in promissory notes pursuant to the credit facility with an annual rate of 6% per annum. As of April 22, 2015, the Registrant has issued warrants to Pope to purchase 43,306 shares of common stock with an exercise price of $18.75 per share. In addition, in connection with any further amounts drawn under the credit facility, the Registrant will issue warrants to Pope to purchase 0.053 shares of common stock per $1.00 loaned to the Registrant under the credit facility at an exercise price of $18.75 per share.

Option Grants and Common Stock Exercises

From January 1, 2012 through April 22, 2015, the Registrant granted to its officers, directors, employees, consultants and other service providers options to purchase an aggregate of 1,142,336 shares of common stock under its 2014 Stock Option and Grant Plan at an exercise price of $7.02 per share. Of the options granted, options to purchase 789,997 shares of common stock were granted to four executives with exercise prices of $7.02 per share per share, options to purchase 129,998 shares of common stock were granted to four other consultants with exercise prices of $7.02 per share. In addition, options to purchase 148,497 shares of our common stock were granted to several of our directors and to contractors who will become employees upon the completion of this offering at an exercise price of $13.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering.

The offers, sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act under either (i) Rule 701 promulgated under the Securities Act as offers and sales of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701 or (ii) Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the stock certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

The Registrant has filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement, which is incorporated by reference herein.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on the 4th day of May, 2015.

MULTIVIR INC.

By:	/s/ Robert E. Sobol
Robert E. Sobol Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert E. Sobol Robert E. Sobol	Chief Executive Officer and Director (Principal Executive Officer)	May 4, 2015

/s/ Nicholas Puro Nicholas Puro	President and Chief Operating Officer and Chief Financial Officer (Principal Accounting and Financial Officer)	May 4, 2015

* William P. Wells	Chairman	May 4, 2015

* Charles J. Beech	Director	May 4, 2015

* Suneel Mahajan	Director	May 4, 2015

* Casey S. McCandless	Director	May 4, 2015

* Paul Quadros	Director	May 4, 2015

* Victor Schmitt	Director	May 4, 2015

*By:	/s/ Nicholas Puro
Nicholas Puro Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement.

3.1*	Amended and Restated Certificate of Incorporation of the Registrant, as amended and currently in effect.

3.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of the offering.

3.3*	Bylaws of the Registrant, as currently in effect.

3.4*	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of the offering.

4.1*	Form of the Registrant’s common stock certificate.

4.2*	Promissory Note, by and between the Registrant and Pope Investments II, LLC, issued in connection with the December 2014 credit facility.

4.3*	Form of Warrant, by and between the Registrant and Pope Investments II, LLC, issued in connection with the December 2014 credit facility.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1+*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.

10.2+*	2014 Stock Option and Grant Plan, as amended, and the form of agreements thereunder.

10.3+*	2015 Equity Incentive Plan and the form of agreements thereunder.

10.4+*	Consulting Letter, dated April 2, 2014, by and between the Registrant and Robert E. Sobol.

10.5+*	Consulting Letter, dated April 2, 2014, by and between the Registrant and Nicholas Puro.

10.6+*	Consulting Letter, dated April 2, 2014, as amended, by and between the Registrant and Sunil Chada.

10.7+*	Consulting Letter, dated April 2, 2014, by and between the Registrant and Max Talbott.

10.8+*	Employment Agreement, dated March 3, 2015, by and between the Registrant and Robert E. Sobol, to be in effect upon the completion of the offering.

10.9+*	Employment Agreement, dated March 3, 2015, by and between the Registrant and Nicholas Puro, to be in effect upon the completion of the offering.

10.10+*	Employment Agreement, dated March 3, 2015, by and between the Registrant and Sunil Chada, to be in effect upon the completion of the offering.

10.11+*	Employment Agreement, dated March 3, 2015, by and between the Registrant and Max Talbott, to be in effect upon the completion of the offering.

10.12+*	Bonus Agreement, dated December 8, 2014, by and between the Registrant and Robert E. Sobol.

10.13+*	Bonus Agreement, dated December 8, 2014, by and between the Registrant and Nicholas Puro.

10.14+*	Bonus Agreement, dated December 8, 2014, by and between the Registrant and Sunil Chada.

Exhibit Number	Description
10.15+*	Bonus Agreement, dated December 8, 2014, by and between the Registrant and Max Talbott.

10.16*	Credit Facility Agreement, dated December 4, 2014, by and between the Registrant and Pope Investments II, LLC.

10.17*	Note Conversion Agreement, dated December 4, 2014, by and between the Registrant and Pope Investments II, LLC.

10.18†*	Exclusive License Agreement, dated July 19, 1999, by and between Introgen Therapeutics, Inc., Corixa Corporation and Chinook Corporation.

10.19†*	Amendment No. 1 to the Exclusive License Agreement, dated August 8, 2000, by and between Introgen Therapeutics, Inc., Corixa Corporation and Chinook Corporation.

10.20†*	Second Amendment to the Amended and Restated Research and License Agreement, dated June 30, 2011, by and between the Trustees of Columbia University in the City of New York and p53 Inc.

10.21†*	Milestone Extension Agreement, dated November 12, 2001, by and between the Trustees of Columbia University in the City of New York, Corixa Corporation and Introgen Therapeutics.

10.22†*	Asset Purchase Agreement, dated November 6, 2009, by and between Introgen Therapeutics, Inc. and Pope Investments II LLC.

10.23†*	Patent and Technology License Agreement, dated July 20, 1994, by and between the Board of Regents of the University of Texas System, the University of Texas MD Anderson Cancer Center and Intron Therapeutics, Inc.

10.24*	Amendment No. 1 to the Patent and Technology License Agreement, dated September 1, 1996, by and between the University of Texas MD Anderson Cancer Center and Introgen Therapeutics, Inc.

10.25†*	Amendment No. 2 to the Patent and Technology License Agreement, dated August 8, 1997, by and between the University of Texas MD Anderson Cancer Center and Introgen Therapeutics, Inc.

10.26†*	Master Preclinical Study Agreement, dated March 6, 2008, by and between Introgen Therapeutics, Inc. and the University of Texas MD Anderson Cancer Center.

10.27†*	Non-Exclusive License Agreement, dated August 8, 2012, by and between Merck Sharp & Dohme Corp. and p53 Inc.

10.28*	Evaluation Agreement, dated August 21, 2014, by and between Merck Sharp & Dohme Corp. and the Registrant.

10.29*	Laboratory Services Agreement, dated December 3, 2012, by and between VirRx, Inc. and Saint Louis University.

10.30†*	License and Exclusive License Option Agreement, dated March 1, 2002,by and between Saint Louis University and VirRx, Inc.

10.31†*	First Amendment to the License and Exclusive License Option Agreement, dated May 15, 2012, by and between Saint Louis University and VirRx, Inc.

10.32†*	Option Agreement, dated May 28, 2013, by and between p53 Inc. and the General Hospital Corporation.

Exhibit Number	Description
10.33†*	Option Agreement Extension, dated May 28, 2013, by and between the Registrant and the General Hospital Corporation.

10.34*	Option Agreement Second Extension, dated November 26, 2014, by and between the Registrant and the General Hospital Corporation.

10.35†*	Evaluation and Option Agreement, dated January 28, 2015, by and between the Registrant and Queen Mary University of London.

10.36+*	Outside Director Compensation Policy.

10.37+*	First Amendment to Consulting Letter, dated March 31, 2015, by and between the Registrant and Robert E. Sobol.

10.38+*	First Amendment to Consulting Letter, dated March 31, 2015, by and between the Registrant and Nicholas Puro.

10.39+*	First Amendment to Consulting Letter, dated March 31, 2015, by and between the Registrant and Sunil Chada.

10.40+*	First Amendment to Consulting Letter, dated March 31, 2015, by and between the Registrant and Max Talbott.

21.1*	List of Subsidiaries of the Registrant.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1*	Power of Attorney (included in page II-5 to the original filing of this Registration Statement on March 30, 2015).

*	Previously filed.

+	Indicates a management contract or compensatory plan or arrangement.

†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted and have been filed separately with the Securities and Exchange Commission.